Exhibit 3.8

CERTIFICATE OF INCORPORATION

OF

Independent Advisors Group Corporation

A CLOSE CORPORATION

1. The name of the corporation is Independent Advisors Group Corporation,

2. The address of its registered office in the Stats of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is two hundred thousand (200,000) and the par value of each such share is No Dollars and One Cent ($0.01) amounting in the aggregate to Two Thousand Dollars and No Cents ($2,000.00),

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:

Shares of stock of this corporation are to be issued and held by each and every stockholder of this corporation upon and subject to the following terms and conditions:

All of the issued and outstanding stock of all classes shall be represented by certificates and shall be held of record by not more than thirty persons, as defined in section 342 of the General Corporation Law; and the corporation shall make no offering of any of its stock of any class which would constitute a “public offering” within the meaning of the United States Securities Act of 1933, as it may be amended from time to time; and the consent of the directors of the corporation shall be required to approve the issuance or transfer of any shares as being in compliance with the foregoing restrictions.

No holder of shares shall sell, assign or otherwise dispose of any share or shares of stock of this corporation to any person, firm, corporation or association, nor shall the executor, administrator, trustee, assignee or other legal representative of a deceased stockholder sell, assign, transfer or otherwise dispose of any share or shares of the stock of this corporation to any person, firm, corporation or association nor to any next of kin or legatee or legatees of a deceased stockholder, without first offering said share or shares of stock for sale to the corporation at a price representing the true book value thereof at the time of said offer and the corporation shall have the thirty (30) days after receipt of written notice of said offer, In the event that the corporation does not accept the offer to sell such share or shares within thirty (30) days after receipt of the written notice of said offer, the share or shares shall next be offered for sale to the other stockholder or stockholders of said corporation at a price representing the true book value thereof at the time of said offer and such other stockholder or stockholders shall have the right to purchase the same by the payment of such purchase price at any time within thirty (30) days after receipt of written notice of said offer.

Compliance with the foregoing terms and conditions in regard to the sale, assignment, transfer or other disposition of the shares of stock of this corporation shall be a condition precedent to the transfer of such shares of stock on the books of this corporation,

At all elections of directors of the corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

The holders of Common stock shall, upon the issuance or sale of shares of stock of any class (whether now or hereafter authorized) or any securities convertible into such stock, have the right, during such period of time and on such conditions as the board of directors shall prescribe, to subscribe to and purchase such shares or securities in proportion to their respective holdings of Common Stock stock, at such price or prices as the board of directors may from time to time fix and us may be permitted by law.

5. A. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
E. L. Kinsler	1209 -Orange Street Wilmington, Delaware 19801

T. D. Fry	1209 Orange Street Wilmington, Delaware 19801

C. L. Hughes	1209 Orange Street Wilmington, Delaware 19801

5. B The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
Todd A. Robinson	155 Federal Street, Boston, MA 02110

David H. Butterfield	155 Federal Street, Boston, MA 02110

Roderick A. Robinson	155 Federal Street, Boston, MA 02110

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized;

To make, alter or repeal the by-laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of Hie corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of the dissolution, or amending the by-laws of the corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

8. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation, Elections of directors need not be written ballot unless the by-laws of the corporation shall so provide.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this Fifth day of December, 1995.

/s/ E. L. Kinsler
E. L. Kinsler

/s/ T. D. Fry
T. D. Fry

/s/ C. L. Hughes
C. L. Hughes